Exhibit 3.249

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

NEW GAMING CAPITAL PARTNERSHIP

This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT is made as of the 1st day of October, 1995 among Horseshoe GP, Inc., a Nevada corporation (“HGP”), as the General Partner, and those persons listed on Exhibit “A” attached hereto and incorporated herein by reference, as the same may be amended from time to time hereunder, as the Limited Partners.

WITNESSETH:

The Partnership was established by the entrance into that certain Limited Partnership Agreement of New Gaming Capital Partnership, dated as of April 20, 1993 (the “Original Agreement”), and the filing of a Certificate of Limited Partnership for the Partnership in the Office of the Secretary of State of the State of Nevada.

The Original Agreement was amended and restated in that certain Amended and Restated Agreement of Limited Partnership of New Gaming Capital Partnership, dated as of April 8, 1994 (the “First Restated Agreement”);

The First Restated Agreement was amended by that certain First Amendment to Limited Partnership Agreement, dated February 27, 1995, and that certain Second Amendment to Limited Partnership Agreement dated as of October 1, 1995;

WHEREAS, a majority of the former Limited Partners have assigned their Interests to Horseshoe Gaming, L.L.C., a Delaware limited liability company (“Horseshoe Gaming”);

WHEREAS, New Gaming Capital Corporation, a Nevada corporation (“NGCC”), the former General Partner, has changed its name to Horseshoe Gaming, Inc. (“HGI”), assigned a one percent (1%) Percentage Interest to HGP, and assigned its remaining 58.831443% Interest to Horseshoe Gaming;

WHEREAS, HGP wishes to be admitted to the Partnership as the General Partner with a one percent (1%) Percentage Interest; and

WHEREAS, HORSESHOE GAMING wishes to be admitted to the Partnership as a Limited Partner with the Percentage Interest ascribed to it on Exhibit A hereto;

Now, therefore, it is agreed and certified, and the First Restated Agreement, as amended, is hereby amended and restated in its entirety as follows:

AGREEMENT:

SECTION 1: DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 1. Certain additional defined terms are set forth elsewhere in this Agreement.

Accountants. The firm or firms of independent certified public accountants as may be engaged by the General Partner from time to time to perform accounting and tax services on behalf of and at the cost of the Partnership.

Act. The Nevada Revised Limited Partnership Act, as amended from time to time. Reference to any section of the Act shall be deemed to refer to a similar provision in any amendment to the Act.

Additional Capital Contribution. Any Capital Contribution made by a Person who already is a Partner at the time of such Capital Contribution.

Affiliate. (i) Any Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; (ii) any Person who is an officer, director, employee, partner, agent or trustee of, or who serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, employee, partner, agent or trustee, or with respect to which the specified Person serves in a similar capacity; (iii) any Person who, directly or indirectly, is the beneficial owner of, or controls, any equity securities of, or otherwise has a beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of any equity securities (other than publicly held securities) or in which the specified Person has a beneficial interest; and (iv) a spouse or child living in the household of the specified Person.

Agreement. This Second Amended and Restated Limited Partnership Agreement, including any amendments.

Assignee. A Person who receives all or any portion of an Interest upon a valid sale, exchange, transfer or syndication or other disposition thereof.

Authority. Any applicable authority that is a public body corporate and politic created by the State of Louisiana and that is authorized to regulate gaming businesses or food or liquor retailing establishments, or any other agency so authorized. To the extent applicable, Authority shall also include any other governmental body or agency having jurisdiction over the operations of the Business.

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Bankruptcy or Bankrupt. With respect to any Partner, such Partner making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution action or proceeding with respect to such Partner or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Partner, or a receiver, liquidator, custodian, or trustee being appointed for such Partner or a substantial part of such Partner’s assets and, if any of the same occur involuntarily, the same not being dismissed, stayed or discharged within 120 days of its filing; or the entry of an order for relief against such Partner under Title 11 of the United States Code. A Partner shall be deemed Bankrupt if the Bankruptcy of such Partner shall have occurred and be continuing.

Business. The development, operation, management and maintenance by the Operating Partnership of certain dockside and riverboat facilities that will comprise a riverboat gaming establishment on the Property and on the Red River adjacent thereto, and all related facilities for the operation of, and compatible with, a gaming establishment, such as a hotel facility purchased, leased or constructed for use in connection with the Partnership’s riverboat gaming facility.

Capital Account. An individual account maintained for each Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be credited (i) the amount of the Partner’s Capital Contribution, (ii) the Partner’s distributive share of Profits, and (iii) the amount of any Partnership liabilities assumed by such Partner or secured by any Partnership property distributed to such Partner.

(b) To each Partner’s Capital Account there shall be debited (i) the amount of money distributed to the Partner, (ii) the Gross Asset Value of any Partnership property distributed to the Partner; (iii) the Partner’s distributive share of Losses, and (iv) the amount of any liabilities of such Partner assumed by the Partnership or secured by any property contributed by such Partner to the Partnership.

(c) If any interest in the Partnership is assigned in accordance with this Agreement, the Assignee shall succeed to the Capital Account of the assignor to the extent it relates to the assigned interest.

Capital Contribution. With respect to any Partner, any money and the Gross Asset Value of any property contributed to the Partnership by such Partner in its capacity as a Partner pursuant to this Agreement.

Code. The Internal Revenue Code of 1986, as amended.

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Excess Cash. Cash revenues generated (a) by Partnership operations, including, but not limited to distributions to the Partnership from the Operating Partnership, (b) from the sale or other disposition of any Partnership asset, and (c) from the financing or refinancing of all or any portion of any Partnership assets, less the aggregate amount of all disbursements the Partnership makes for Partnership Expenses. In addition, the net reduction in any Fiscal Year in the amount of any Reserve maintained by or for the Partnership shall be considered cash revenues of the Partnership for such year. Notwithstanding the foregoing, at the election of the General Partner, cash revenues received near the end of a Fiscal Year and intended for use in meeting the Partnership’s obligations (including the cost of acquiring assets or paying debts or expenses) in the subsequent Fiscal Year shall not be deemed received until such following year.

Fiscal Year. The partial year beginning on the date hereof and ending on the ensuing December 31 and each calendar year thereafter.

General Partner. HGP, or any Person who has been admitted to the Partnership as a substituted General Partner or additional General Partner in accordance with Section 9.

Gross Asset Value. With respect to any asset of the Partnership, the asset’s adjusted tax basis for federal income tax purposes; except:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner, in its sole discretion;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective fair market values, as determined by the General Partner, in its sole discretion, as of the time of any adjustment in Percentage Interests;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the General Partner, in its sole discretion;

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to federal income tax law, but only to the extent that such basis adjustments are taken into account in determining Capital Accounts.

HGI. Horseshoe Gaming, Inc., a Nevada corporation, the manager of Horseshoe Gaming.

HG Pledge Agreement. That certain Pledge Agreement to be executed by the Horseshoe Gaming on or about September 20, 1995 in favor of the holders of Senior Secured Credit Facility Notes Due September 30, 1999 to be issued by the Horseshoe Gaming, as the same may be amended, modified, replaced or supplemented from time to time.

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HG Second Pledge Agreement. That certain Second Pledge Agreement to be executed by Horseshoe Gaming on or about September 20, 1995 in favor of U.S. Trust Company of California, for the ratable benefit of the holders of 12.75% Senior Notes Due September 30, 2000 to be issued by Horseshoe Gaming, as the same may be amended, modified, replaced or supplemented from time to time.

Horseshoe Gaming. Horseshoe Gaming, L.L.C., a Delaware limited liability company.

Interest. The entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

Lender. Any lender under any Loan together with its successors and assigns in such capacity.

Licenses. All licenses and permits required to operate the Business including, but not limited to, gaming licenses or liquor licenses.

Limited Partner. Any Person who is a limited partner of the Partnership as shown on the books and records of the Partnership, at the time of reference thereto.

Loan or Loans. Any or all commercial or private party loans from entities that may or may not be Partners or Affiliates of a Partner, the Partnership or the Operating Partnership, including from the General Partner and its Affiliates, the proceeds of which loans, directly or through a loan or contribution of such proceeds to the Operating Partnership, will be used to finance the development or operation of, or improvements to, the Property or the Business.

Losses. The meaning set forth in “Profits.”

Majority Vote. The affirmative vote or written consent of Limited Partners collectively holding more than 51% of the Percentage Interests held by all of the Limited Partners that have voted or given their written consent to a matter.

Operating Partnership. Horseshoe Entertainment, a Louisiana Limited Partnership.

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Operating Partnership Agreement. Limited Partnership Agreement of Horseshoe Entertainment, a Louisiana Limited Partnership dated                          , 1993, as may be amended from time to time.

Operating Partnership Interest. The Partnership’s general partnership interest in the Operating Partnership.

Partner. Any General Partner or Limited Partner of the Partnership.

Partnership. New Gaming Capital Partnership, a Nevada limited partnership.

Partnership Expenses. All cash costs and cash expenses of every kind and character that the Partnership incurs in connection with the Partnership’s management, business affairs and operations (excluding those expenses previously accrued, but including without limitation capital expenditures, amounts allocated to the Reserves by the General Partner, debt service (including principal, interest and any applicable premium) on any Loan, expenses incurred by the General Partner on behalf of the Partnership and all Project operating expenses that must be accrued monthly). The net increase during the Fiscal Year in any Reserve maintained by or for the Partnership shall be considered a cash expenditure during the year.

Percentage Interest. For each Partner, the percentage interest set forth opposite the name of the Partner on Exhibit “A” attached hereto, as it may be amended from time to time, and incorporated herein by reference.

Person. Any individual, general partnership, limited partnership, trust, estate, association, corporation or other entity.

Profits and/or Losses. For each Fiscal Year or other period an amount equal to the Partnership’s income or loss, or any items of income, gain, loss or deduction, determined in accordance with the method of accounting used for federal income tax purposes by the Partnership in maintaining its books and records. The determination of Profits and Losses shall also include any adjustments of items the General Partner considers, with the advice of the Accountants, necessary or appropriate to assure compliance with the rules set forth in Treasury Regulations Section 1.704-l(b). Thus, in general, Profits shall mean gross revenue less operating expenses (including all salaries and compensation of employees and consultants), interest, depreciation and amortization, but this provision shall be subject to the accounting method of the Partnership for federal income tax purposes.

Property. The parcels of real property located in Bossier City, Louisiana, on which the Business will be operated.

Reserves. The amount of cash that the General Partner from time to time determines to be reasonably necessary or advisable as reserves for: (a) repayment of

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Partnership indebtedness, including any amounts required under any Loan agreement to be retained by the Partnership; (b) management and operation of the Partnership; (c) payment of anticipated Partnership Expenses; and (d) other contingencies related to the Partnership’s business.

Withdrawing or Withdrawal (including the verb form Withdraw and the adjectival forms Withdrawing and Withdrawn). As to a General Partner, the occurrence of the Bankruptcy, dissolution or liquidation of such Partner, or the withdrawal, resignation or retirement from the Partnership of such Partner for any reason, and those situations when a General Partner may no longer continue as a General Partner by reason of any law or pursuant to any terms of this Agreement.

SECTION 2: GENERAL

2.1 Continuation. The Partners hereby continue the Partnership under the Act in accordance with the provisions of this Agreement. The parties hereto do hereby amend and restate the First Restated Agreement by substituting this Agreement in its entirety for the First Restated Agreement in its entirety. As of the date hereof, the First Restated Agreement shall be of no further force or effect, and all rights and obligations of the Partners shall be governed by this Agreement.

2.2 Name. The name of the Partnership shall continue to be “New Gaming Capital Partnership, a Nevada limited partnership.”

2.3 Purpose.

(a) The Partnership’s purpose shall be to acquire, own, manage, and hold for investment and ultimately sell or otherwise dispose of the Operating Partnership Interest pursuant to the provisions of this Agreement and to perform the duties and obligations and enforce the rights and remedies of the Partnership as the general partner of the Operating Partnership as set forth in the Operating Partnership Agreement. The Partnership’s purpose shall include entering into such agreements and making such presentations before Authorities and other entities as are necessary for, and to carry out, the above purpose.

(b) In order to carry out its business and purpose under Section 2.3(a) hereof, subject to the terms and conditions hereof, the Partnership is hereby authorized to:

(i) cause the Operating Partnership to acquire and own the Property, and to hold such Property for use in the Business;

(ii) cause the Operating Partnership to construct, renovate, improve, rehabilitate, buy, own, maintain, sell, convey, assign, operate, mortgage, rent and lease the Property and any other real estate and personal property necessary or incidental to the operation of the Business;

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(iii) cause the Operating Partnership to encumber the Business and the Property in furtherance of any and all of the objects of its business in connection with the Business or the Property;

(iv) engage in any kind of activity and to enter into, perform and carry out contracts of any kind necessary to, or in connection with or incidental to, the furtherance or accomplishment of the purposes of this Partnership and of the Business, including, but not by way of limitation, to enter into or to cause the Operating Partnership to enter into any contracts with any Authority that may be desirable or necessary to comply with the requirements of such Authority;

(v) purchase, transfer, mortgage, pledge and exercise all other rights, powers, privileges and other incidence of ownership with respect to the Operating Partnership Interest;

(vi) borrow or raise money for the Partnership or Operating Partnership, without limitation as to amount or manner, and secure any such indebtedness by mortgage, pledge or other lien of the Operating Partnership Interest, the Property or the Business;

(vii) perform any and all duties, incur any and all obligations, enforce any and all rights and remedies, enjoy any and all benefits as general partner of the Operating Partnership, pursuant to the terms of the Operating Partnership Agreement; and

(viii) carry on any and all activities incidental and appropriate to effectuate the purposes of the Partnership.

2.4 Principal Office: Agent For Service of Process. The address of the Partnership’s principal place of business in Nevada shall be 330 South Fourth Street, Las Vegas, Nevada 89101, or such other address as the General Partner may designate from time to time by a certificate of amendment filed in the office of the Nevada Secretary of State and by giving notice to each Limited Partner. The Partnership may maintain an office or offices at such place or places, either within or without the State of Nevada, as may be determined, from time to time, by the General Partner. The Partnership’s agent for service of process is Horseshoe Gaming, Inc., 330 South Fourth Street, Las Vegas, Nevada 89101.

2.5 Certificates.

(a) The General Partner shall timely prepare, sign, acknowledge and file in the office of the Nevada Secretary of State any certificate that the Act requires.

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The General Partner shall timely prepare, sign, acknowledge, verify, publish, file and/or record, as may be necessary or appropriate, any notices, certificates, statements or instruments required: (a) to comply with all laws that apply to the Partnership or the conduct of its business; (b) to maintain its existence; (c) to enable the Partnership to hold Partnership property in the Partnership’s name; (d) to operate under the name “New Gaming Capital Partnership” or any other name determined by the General Partner; (e) to create presumptions in favor of bona fide purchasers or encumbrances for value of Partnership property; and (f) to protect the limited liability of the Limited Partners. The Partners shall execute such certificates, documents and instruments and take such other action as may be necessary to enable the General Partner to fulfill its responsibilities under this Section 2.5. The Partnership shall maintain at the Partnership’s principal place of business, specified in Section 2.4 above, a copy of the Certificate of Limited Partnership and each certificate of amendment or cancellation, in lieu of delivering or mailing a copy of such certificate to each Limited Partner under the Act.

(b) On or before the last day of the month in which the anniversary date of the filing of the Partnership’s Certificate of Limited Partnership occurs in each year, the General Partner shall cause to be filed with the Nevada Secretary of State a list of the Partnership’s general partners and a designation of its agent in Nevada for service of process, certified by the General Partner of the Partnership. The list must, after the name of each general partner listed thereon, set forth each general partner’s post office box or street address.

2.6 Special Power of Attorney. Each Limited Partner hereby grants to the General Partner a special power of attorney irrevocably appointing the General Partner as such Limited Partner’s attorney-in-fact with power and authority to execute and acknowledge, in such Limited Partner’s name and on its behalf, any document described in Section 2.5. Such special power of attorney is coupled with an interest.

2.7 Term. This Agreement shall be effective as of the date first above written. The term of the Partnership commenced on February 4, 1993 and shall continue until December 31, 2043, unless sooner terminated by operation of law or pursuant to the provisions of this Agreement.

2.8 Dissolution. The Partnership shall dissolve upon the first to occur of the following dates and events:

(a) December 31, 2043.

(b) A Majority Vote of the Limited Partners and the written consent of the General Partner approving such dissolution.

(c) Withdrawal of the General Partner.

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(d) Entry of a decree of judicial dissolution under the Act by a court of competent jurisdiction.

(e) Sale of all or substantially all of the Operating Partnership Interest.

(f) Dissolution of the Operating Partnership.

2.9 Continuation. Upon the Withdrawal of the General Partner, the Limited Partners may elect to continue the Partnership’s business and admit a new General Partner; provided, that if a Genera] Partner ceases to be a General Partner for any reason and there is no remaining or surviving General Partner, admission of a new General Partner and a decision to continue the Partnership’s business must be approved by a unanimous vote of the Limited Partners within 120 days after the remaining General Partner ceases to be a General Partner. Expenses relating to the Partnership’s continuation in either case shall be borne by the Partnership.

SECTION 3: CAPITAL CONTRIBUTIONS

3.1 In General. For their previously made Capital Contributions, each Partner has received the Percentage Interest ascribed to it herein. No Partner shall be obligated to make any additional Capital Contributions to the Partnership.

3.2 Withdrawals and Return of Capital.

(a) Except as specifically provided in this Section 3.2(a) or in Sections 5 or 11, a Partner shall not have the right to demand the return of any Capital Contribution or to withdraw any other portion of Partnership capital.

(b) If the Partnership property remaining after the payment or discharge of Partnership Expenses is insufficient to return any Partner’s total Capital Contributions, the Partner shall have no recourse against any of the Partners or against the Partnership. The Partnership shall not pay to any Partner interest upon any Capital Contribution or upon undistributed or reinvested Profits. No Partner shall have priority over any other Partner, either as to return of its Capital Contribution or as to Profits, Losses of distributions, except as otherwise specifically provided herein. No Partner shall have the right to demand or receive property other than cash for its Interest. Each of the Partners does hereby agree to, and does hereby, waive any rights such Partner may otherwise have to cause any asset of the Partnership to be partitioned or to file a complaint or institute any proceeding at law or in equity seeking to have any such asset partitioned.

3.3 Liability of Limited Partners. The liability of each Limited Partner for the losses, debts, liabilities and obligations of the Partnership shall, so long as such

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Limited Partner complies with the provisions of Section 7, be limited to its Capital Contribution, Additional Capital Contribution and its share of any undistributed Profits of the Partnership; provided, however, that under applicable law, a Limited Partner may be liable to the extent of previous distributions made to it. A Limited Partner shall not be required to lend any funds to the Partnership or, to make any further capital or other contribution to the Partnership nor may any assessment be made against such Limited Partner. Each Limited Partner hereby covenants and agrees that in each instance in which such entity transacts business on behalf of or in conjunction with the Partnership, it will expressly notify all other parties involved in such business transaction(s) that its status in the Partnership is that of a limited partner, and not that of a general partner.

3.4 No Third Party Rights. The obligations or rights of the Partnership or of Partners to make or require any Capital Contribution under this Agreement shall not grant any rights to, or confer any benefits upon, any Person who is not a Partner. The making of nonrecourse loans to the Partnership shall not make the lender a Partner.

3.5 Nature of Interests. Each Partner’s Interest shall be personal property; no Partner shall have any interest in any Partnership Property.

SECTION 4: BUSINESS.

4.1 Licenses. The General Partner shall cause the Partnership to perform any act necessary for the Operating Partnership to acquire those Licenses that the Authorities require the Operating Partnership to hold. The Limited Partners agree to submit in a timely fashion all information and perform in a timely fashion any and all acts required to be submitted or performed in connection with the obtainment of the Licenses or otherwise required of the Partnership or the Partners by the Authorities.

4.2 Loans. The General Partner, on behalf of the Partnership, may seek Loans and the General Partner shall, and is hereby authorized to, obtain or guarantee Loans on behalf of the Partnership or the Operating Partnership on such terms and conditions and at such times as the General Partner deems advisable, including the pledge or mortgage of Partnership assets, including the mortgage of the Property. No further action or authorization shall be necessary for the General Partner to execute, deliver and, where appropriate, acknowledge or cause to be acknowledged all documents necessary to obtain or guarantee any Loans on behalf of the Partnership or the Operating Partnership, The General Partner is hereby authorized to encumber all of the assets of the Partnership or the Operating Partnership in order to obtain, or guarantee, Loans. All costs associated with obtaining, or guaranteeing, a Loan, including but not limited to, legal fees, financing fees, loan fees, escrow costs and commissions, shall constitute a Partnership Expense.

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SECTION 5: PROFITS AND LOSSES; DISTRIBUTIONS

5.1 Distributions of Excess Cash. The General Partner shall make an estimate of Excess Cash and make distributions thereof no later than 30 days after the end of each interim quarterly period, except that at the end of the Fiscal Year, the amount of such Excess Cash shall be determined with the advice of the Accountants and the distribution thereof made no later than 75 days after such year end. Excess Cash shall be distributed to the Partners in the following order:

(a) First, to the Partners in an amount not exceeding, and in proportion to, each Partner’s allocable share of Profits, less such Partner’s allocable share of Losses, for each Fiscal Year ending prior to the distribution and for the current Fiscal Year through the end of the month preceding the distribution (Profits or Losses for such current period shall be reasonably estimated by the General Partner), as determined under Section 5.2 hereof, and reducing such aggregate net Profits by all prior distributions under this Section 5.1(a);

(b) Second, to the Partners in an amount not exceeding, and in proportion to, each Partner’s Capital Contribution, reduced by all prior distributions under this Section 5.1(b); and

(c) Thereafter, to the Partners in proportion to their respective Percentage Interests;

provided, however, that if the Partnership is treated as liquidating pursuant to Treasury Regulations Section 1.704-l(b)(2)(ii)(g) from a sale of Partnership property, then the net proceeds from such sale of Partnership property shall be distributed in accordance with Section II(b) hereof.

5.2 Allocations of Profits and Losses.

(a) Profits for a Fiscal Year shall be allocated as follows:

(i) First, to the General Partner, to the extent of the aggregate amount of Losses allocated to the General Partner pursuant to Section 5.2(b)(iii) below for all prior Fiscal Years less the aggregate amount of Profits allocated to the General Partner pursuant to this Section 5.2(a)(i) for all prior Fiscal Years;

(ii) Next, to the Partners, to the extent of and in proportion to the aggregate amount of Losses allocated to the Partners pursuant to Section 5.2(b)(ii) below for all prior Fiscal Years over the aggregate amount of Profits allocated to the Partners pursuant to this Section 5.2(a)(ii) for all prior Fiscal Years; and

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(iii) Thereafter, to the Partners in proportion to their Percentage Interests.

(b) Losses for a Fiscal Year shall be allocated as follows:

(i) First, to the Partners, to the extent of and in proportion to the excess of the aggregate amount of Profits allocated to the Partners pursuant to Section 5.2(a)(iii) above for all prior Fiscal Years over the aggregate amount of Losses allocated to the Partners pursuant to this Section 5.2(b)(i) for all prior Fiscal Years;

(ii) Next, to the Partners, to the extent of and in proportion to the positive balances in their Capital Accounts; and

(iii) Thereafter, 100% to the General Partner.

(c) When Interests are assigned or acquired from the Partnership or a Partner, Profits and Losses will be allocated to the new holder of an Interest from and after the date such holder is deemed to hold the Interest, taking into account the convention used by the Partnership and Section 5.5 of this Agreement. Such convention initially shall be the mid-month convention, using the interim closing of the books method. Interests held on the 15th day of the month shall be deemed held as of the first day of the month they are acquired from the Partnership or a Partner and Interests acquired after the 15th day of the month and by the end of the month shall be deemed held on the 16th day of the month in which they are acquired from the Partnership or a Partner. The assignment of an Interest becomes effective as of the time specified under Section 9. This convention and method of allocating Profits and Losses may be changed by the General Partner to the extent necessary to comply with Code Section 706 and the Treasury Regulations thereunder to any other permitted method of taking into account the varying Interests of the Partners during a year.

5.3 Appreciated Property.

(a) In accordance with federal income tax law, income, gain, loss or deduction with respect to any property that is treated as having been contributed to the Partnership shall, solely for federal income tax purposes, be allocated so as to account for any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value,

(b) In the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 1 hereof, for any remaining Partners who were Partners immediately prior to such adjustment, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, based upon such Partners’ Percentage Interests immediately prior to such adjustment and in the same manner as provided in Section 5.3(a) hereof, take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value.

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5.4 Effect of Distribution. Notwithstanding anything to the contrary contained in this Section 5, the Partnership shall not make a distribution if, immediately after the distribution, (a) the Partnership would be in default under any Loan or (b) Partnership liabilities (other than liabilities to Partners on account of their Interests and liabilities as to which the creditors’ recourse is limited to Partnership property) would exceed the fair market value of Partnership property; provided, however, that the fair market value of any Partnership property that is subject to a liability as to which the creditors’ recourse is limited to that Partnership property shall be included only to the extent that the fair market value of the Partnership property exceeds the liability. Any Partner who receives a distribution made in violation of this Section 5 shall promptly return the distribution to the Partnership.

5.5 Allocations of Distributions. Distributions of Excess Cash shall be made to the Partners of record on the record date for the distribution.

SECTION 6: MANAGEMENT

6.1 Authority and Duties of the General Partner. The General Partner shall have exclusive control over the Partnership’s business and shall have all of the rights, powers and authority generally conferred by law or necessary, advisable or consistent with accomplishing the Partnership’s purpose. Without limiting the generality of the foregoing, the General Partner shall have the right and duty:

(a) To acquire, hold, sell, lease, rehabilitate, exchange, convey; lien, hypothecate, pledge or encumber real and personal property or any interest therein on the Partnership’s or the Operating Partnership’s behalf upon such terms as it deems necessary and advisable;

(b) To develop, operate and maintain the Business in accordance with all applicable statutes, rules and regulations with respect thereto;

(c) To execute, deliver and, where appropriate, acknowledge, on the Partnership’s or the Operating Partnership’s behalf, any and all documents related to the financing, development, use, operation or maintenance of the Property or the Business;

(d) To delegate duties to and employ from time to time, at the Partnership’s or the Operating Partnership’s expense, any Persons necessary or advisable for the management and operation of the Partnership’s or the Operating Partnership’s business, including, but not limited to, property, hotel and casino managers, on-site personnel, insurance brokers, leasing agents, real estate, hotel and gaming consultants, accountants, attorneys, architects and engineers, on terms and for compensation as determined to be advisable by the General Partner in its sole discretion, it being understood that such Persons may be employees or other personnel of HGI, Horseshoe Gaming, or any Affiliate thereof;

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(e) To pay all Partnership Expenses, including, but not limited to, the funding of Reserves;

(f) To obtain and maintain such insurance for the Partnership and the Operating Partnership as may be advisable in the General Partner’s sole discretion to protect the Business, the Operating Partnership and the Partnership;

(g) To make all business management decisions for the Partnership and the Operating Partnership;

(h) To satisfy all requirements necessary for the issuance of Licenses;

(i) To exercise good faith in all activities relating to the conduct of the business of the Partnership and the Operating Partnership, including the development, operation and maintenance of the Property and Business, and to take no action with respect to the business and property of the Partnership or the Operating Partnership that is not reasonably related to the achievement of the purpose of the Partnership;

(j) To provide the Partnership with such information and sign such documents as are necessary for the Partnership and the Limited Partners to make timely, accurate and complete submissions of (i) federal and state income tax returns, (ii) reports to the Securities and Exchange Commission, and (iii) any other reports required to be delivered to the Limited Partners;

(k) To raise equity capital, to enter into or guarantee Loans and/or to obtain any financing required for the development of the Property and for the operation, conduct and maintenance of the Business;

(1) To amend this Agreement and to execute, acknowledge and deliver all instruments to amend, dissolve or cancel the Certificate; provided, however, that, the General Partner shall not have the authority to amend this Agreement in a manner that would: (i) alter the provisions herein regarding distributions of Partnership property or allocations of Profits and Losses without the approval of any affected Limited Partner, or (ii) alter the provisions contained herein granting the Limited Partners the right to vote on matters that affect the Partnership or otherwise adversely affect the rights of the Limited Partners, without the approval of the Limited Partners owning the same percentage of Percentage Interests as is required to make the decision governed by such provision.

(m) To take any other action, including, without limitation, the negotiation, execution and delivery of any and all contracts, leases, joint venture or

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partnership agreements, assignments and other instruments, incidental to any of the foregoing actions set forth in this Section 6.1 or to the purposes of the Partnership or the Operating Partnership.

6.2 Limitations on General Partner’s Authority.

The General Partner shall not have authority to do any act in contravention of this Agreement.

6.3 No Liability: Indemnification of the General Partner. For the purposes of this Section 6.3, Affiliates shall mean only those Affiliates performing services for or on behalf of the Partnership.

(a) The General Partner and its Affiliates shall not be liable to the Partnership or the Limited Partner for any action or inaction of the General Partner and/or its Affiliates in connection with the business or affairs of the Partnership or the Operating Partnership, so long as the person against whom liability is asserted acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership or the Operating Partnership, but only if the course of conduct does not constitute gross negligence or willful misconduct. The Partnership shall indemnify, defend, protect and hold harmless the General Partner and its respective directors, officers, employees and agents, against any claim, liability, damage, loss or expense (including, without limitation, investigating and defending any claims and lawsuits and settlement thereof, and legal and accounting costs in connection therewith) incurred by them by virtue of the performance by any of them of the duties of the General Partner acting as general partner in connection with the Partnership’s or the Operating Partnership’s business, so long as the indemnified person acted in good faith on behalf of the Partnership and in the manner reasonably believed by the person to be in the best interest of the Partnership or the Operating Partnership, but only if the course of conduct does not constitute gross negligence or willful misconduct; provided that such indemnification or agreement to hold harmless shall be recoverable only out of assets of, or distributions from, the Partnership or the Operating Partnership.

(b) Advances from Partnership funds to the General Partner or its Affiliates for legal expenses and other costs incurred as a result of a legal action or arbitration may be made if the following conditions are satisfied: (i) the legal action or arbitration relates to the performance of duties or services by the General Partner or its Affiliates on behalf of the Partnership or the Operating Partnership; and (ii) the General Partner or its Affiliates agree to repay the advanced funds to the Partnership or the Operating Partnership in cases in which they are ultimately determined not to be entitled to indemnification.

6.4 Devotion of Skill and Time. The General Partner shall cause its officers, employees and agents diligently to pursue and apply their general skills to the

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Partnership’s business and devote as much time as is reasonably necessary to manage and operate the Partnership and its business in the best interests of all of the Partners. Subject to Section 6.6, each Partner and its Affiliates may engage in other businesses, including businesses identical or similar to the Business.

6.5 Fees. Subject to Section 6.7, the General Partner may charge a reasonable fee to the Partnership, the Operating Partnership or the Business for any services it renders to the Partnership, the Operating Partnership or the Business.

6.6 Investment Opportunities. The General Partner shall not be obligated to present any investment opportunity to the Partnership, even if the opportunity is of a character that could be taken by the Partnership if presented to it. The General Partner and any Affiliate shall have the right to take for its own account, or to recommend to others, any investment opportunity presented to it.

6.7 Partners or Affiliates Dealing With the Partnership. A Partner or any of its Affiliates shall have the right to contract or otherwise deal with the Partnership or the Operating Partnership for the sale of goods or services to the Partnership in addition to those set forth in this Section 6 if (a) compensation paid or promised for the goods and services is reasonable (i.e., at fair market value), is paid only for goods and services actually furnished to the Partnership or the Operating Partnership, (b) the goods or services to be furnished are reasonable for and necessary to the Partnership or the Operating Partnership, (c) the fees, terms and conditions of the transactions are at least as favorable to the Partnership or the Operating Partnership as would be obtainable in an arm’s-length transaction, and (d) any necessary Authority consent is obtained.

6.8 The General Partner as Tax Matters Partner. The General Partner shall be the tax matters partner (“TMP”) as provided in Section 6231(a)(7)(A) of the Code.

SECTION 7: APPROVAL RIGHTS OF THE LIMITED PARTNER

7.1 Approval. The Limited Partners shall not participate in the control of the Partnership’s business. The Limited Partners shall not have the right to vote on any matters except as specifically provided by law or in this Agreement. Except as provided in Section 7.2, the Limited Partners shall have the right, by Majority Vote unless otherwise provided, to approve or disapprove the following matters:

(a) The dissolution and winding up of the Partnership as provided in Section 2.8.

(b) After the Withdrawal of the General Partner, where there is no remaining or surviving General Partner, an election to continue the Partnership’s business and to admit a new General Partner.

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(c) Any amendment to this Agreement materially affecting the material interests of the Limited Partners; provided, however, that the General Partner can amend this Agreement without the consent of the Limited Partners to effectuate the admission of Additional Limited Partners in the Partnership or Operating Partnership in accordance with the terms of this Agreement and the Operating Partnership Agreement, if applicable.

7.2 Consent of General Partner; Effect of Approval. The matters specified in subparagraph (b) of Section 7.1 shall be deemed approved and effective immediately upon the requisite approval by the Limited Partners without the General Partner’s consent. Any other action specified in Section 7.1 that the Limited Partners have approved shall be taken by the General Partner only if the General Partner consents thereto. Upon the approval of any Partnership matter as provided in this Section 7.2, the General Partner shall be authorized and directed to conclude any transactions so approved, and all Partners, including Partners who may have been opposed to the transaction, shall be bound to conclude that transaction and to execute any documents and take any other actions in furtherance thereof as the General Partner may deem necessary or desirable.

SECTION 8: RECORDS, REPORTS AND ACCOUNTS

8.1 Books and Records. The General Partner shall keep at the Partnership’s principal executive office all of the following Partnership documents:

(a) A current list of the full name and last known business or residence address of each Partner, together with the Capital Contribution and Percentage Interest of each Partner.

(b) A filed copy of the Partnership’s certificate of limited partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed.

(c) Copies of the Partnership’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years to the extent available.

(d) An original copy of this Agreement and all amendments hereto.

(e) Financial statements of the Partnership for the six most recent Fiscal Years to the extent available.

(f) The Partnership’s books and records as they relate to its internal affairs for at least the current and past six Fiscal Years to the extent available.

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(g) Monthly operating statements for the six most recent Fiscal Years to the extent available.

8.2 Delivery to Limited Partner. Upon the request of a Limited Partner, the General Partner shall promptly deliver to the requesting Limited Partner, at the Partnership’s expense, a copy of the information required to be maintained by subparagraphs (a), (b) or (d) of Section 8.1.

8.3 Inspection by Limited Partner. Each Limited Partner has the right, upon reasonable request, (a) to inspect and, at the Limited Partner’s expense, copy during normal business hours any of the Partnership records required to be maintained pursuant to Section 8.1, and (b) to obtain from the General Partner, promptly after becoming available, a copy of the Partnership’s federal, state and local income tax or information returns for each year.

8.4 Reports.

(a) The General Partner shall furnish or cause to be furnished to the Limited Partners in writing as soon as practicable after the end of each Fiscal Year and in any event within 75 days thereafter:

(i) An annual report containing financial statements (including a balance sheet, statement of income and expense, statement of changes of cash flow and a statement of Partners’ capital), audited by Accountants, if required by an Authority or Lender; and

(ii) The information necessary for the Partnership to complete its federal, state and local income tax returns, which information shall include a copy of the Partnership’s federal, state and local income tax or information returns for the taxable year, and shall include any other information needed by the Partners to complete their tax returns including Schedule K-ls.

(b) All such annual reports and statements shall be prepared by the Partnership and, if required, audited by the Accountants, in accordance with both federal income tax accounting principles and with generally accepted accounting principles. Each annual report and statement (including tax returns) shall be deemed conclusively to be correct if not objected to by a Limited Partner within 90 days from the date it is delivered to such Limited Partner.

8.5 Section 754 Election. If, during the taxable year, any Partner transfers its Interest by sale or exchange or by Withdrawal upon the timely written request of the Assignee or successor, then the TMP may at its sole discretion elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership property as permitted by Sections 734 and 743 of the Code. The election shall be filed with the Partnership’s income tax return for the first taxable year to which the election applies.

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8.6 Bank and Money Market Accounts. The Partnership shall keep its cash funds in bank or money market accounts in its name at one or more banks or funds that the General Partner may select. Partnership funds shall not be commingled with funds of any other Person and shall be used only for Partnership purposes.

8.7 Taxable Year: Accounting Method. The Partnership’s taxable year shall be the calendar year, unless changed by the General Partner or otherwise required by federal income tax law. The Partnership’s books shall be maintained on an accrual basis unless changed by the General Partner or otherwise required by law.

8.8 Confidentiality. The books, records and reports of the Partnership shall be confidential and may not be disclosed to Persons other than the Partners without the consent of the General Partner.

SECTION 9: DISPOSITION OF PARTNERSHIP INTERESTS

9.1 Generally. Except as otherwise contemplated in connection with the HG Pledge Agreement and the HG Second Pledge Agreement, no Partner shall assign any Interest, and no Person shall become an Assignee or be admitted to the Partnership as a substituted Limited Partner, except as provided in this Section 9. Any assignment made in violation of this Section 9 shall be void.

9.2 General Partner.

(a) The General Partner may assign its Interest only if:

(i) the Assignee of the General Partner’s Interest agrees in writing to become a substitute General Partner of the Partnership;

(ii) the Limited Partners, by a Majority Vote, have consented, in the exercise of their reasonable discretion, to the assignment of the General Partner’s Interest;

(iii) the Lenders have approved the substitute General Partner, if their approval is required under the respective Loan agreements;

(iv) the Person to be substituted as a General Partner shall have accepted and agreed to be bound by all the terms of this Agreement, by executing an amendment to this Agreement and any other documents or instruments that may be required to effect the admission of the Person as the General Partner, and all other actions required in connection with the admission shall have been performed, including filing a certificate of amendment of limited partnership;

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(v) if the Person to be substituted as a General Partner is a corporation, it shall have provided the Partnership with evidence satisfactory to Partnership counsel of its authority to become a General Partner and to be bound by the terms of this Agreement; and

(vi) there are no facts or information concerning the Assignee which would cause a reasonable person to conclude that the Assignee would not be found suitable as a gaming licensee under the gaming license criteria of the States of Nevada and Louisiana.

(b) The Assignee shall be entitled to receive the General Partner’s share of Profits, Losses and distributions with respect to any Interest transferred under Section 9.2.

(c) Upon a Withdrawal of the General Partner, if the Limited Partners elect to continue the Partnership pursuant to Section 7.1(b), the Partnership shall elect a substitute General Partner who satisfies the requirements of Section 9.2(a) (ii) and (iv) through (vii). The Interest of a Withdrawn General Partner shall be retained by the General Partner who will have the status of Limited Partner, but with the right to receive only that share of the Profits, Losses, and distributions of the Partnership that it would have been entitled to receive had it remained a General Partner.

9.3 Limited Partners. Subject to Section 10, and except as otherwise provided in Section 9.1, a Limited Partner may assign its Interest to any Partner or to any Person of his choice, in whole or in part, but only in accordance with this Section 9.3. An Assignee shall have the transferring Limited Partner’s Capital Account as of the day following the day the General Partner consents to the assignment. Profits and Losses shall be allocated in accordance with Section 5.3(c). The General Partner shall consent to the Assignment in its reasonable discretion and only after satisfaction of this Section 9.3 and 10. An Assignee shall become a substitute Limited Partner only with the General Partner’s approval, which may be withheld in its sole discretion, and upon satisfaction of the conditions for substitution set forth in Section 9.5.

(a) Restrictions and Notice. No Limited Partner may sell, convey, transfer, alienate, donate, encumber, hypothecate or otherwise dispose of all or any of its Interest (a “Transfer”) except as specifically provided herein. A Limited Partner shall not effect a Transfer of any or all of its Interest until the General Partner has received written notice of such proposed Transfer, signed by the transferring Limited Partner and the prospective transferee which notice shall set forth the following information:

(i) The Percentage Interest to be transferred;

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(ii) The identity of the Limited Partner;

(iii) The name of the prospective transferee and all material terms and conditions of the proposed transaction between the transferor and the prospective transferee;

(iv) A representation by the Limited Partner that it is not aware of any facts or information concerning the prospective transferee that would lead a reasonable person to conclude that the prospective transferee would not be found suitable as a gaming licensee under the gaming licensing criteria of the States of Nevada and Louisiana;

(v) The address of the transferee, his social security number and other pertinent information needed by the Genera] Partner to conduct its due diligence investigation into the suitability of such transferee; and

(vi) An agreement by the prospective transferee to be bound by the terms of this Agreement.

(b) Objection. The General Partner shall have twenty (20) days from the receipt of the aforesaid notice to deliver to the Limited Partner its written objection to the proposed Transfer. Such written objection shall set forth the specific reasons for the objection to the proposed Transfer and such reasons shall be based solely upon the gaming licensing criteria of the States of Nevada and Louisiana.

(c) Resolution of Disputes. Any disputes which may arise between the parties hereto in the absence of a mutually agreeable resolution as to a proposed Transfer shall be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

9.4 Binding on Successors. Subject to the provisions of this Section 9, the rights and obligations of the Partners under this Agreement shall inure to the benefit of and bind their respective heirs, successors and assigns.

9.5 Conditions to Substitution. An Assignee shall not be entitled to vote on Partnership matters and shall not have any other rights of a Partner other than its right to Profits, Losses and distributions, unless and until the General Partner admits the Assignee as a substituted Limited Partner pursuant to this Section 9.5. An Assignee shall not become a substituted Limited Partner until the Assignee (a) pays all legal expenses of the Partnership incurred in connection with its substitution; (b) submits a duly executed instrument of assignment, in a form satisfactory to the General Partner, (i) specifying the Partnership interest assigned to it, and (ii) setting forth the assigning Limited Partner’s intention that the Assignee succeed to the assigning Limited Partner’s Interest; and (c) executes a copy of this Agreement. The General Partner also may require, as a condition to the admission of a substituted Limited Partner, that the Assignee submit an opinion of counsel, satisfactory in

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form and substance to the General Partner, stating that the assignment shall not violate any state and federal securities laws. The admission of a substituted Limited Partner shall be effective as of the close of the day on which the General Partner has given its consent to the substitution. The General Partner may withhold its consent to the substitution of a Limited Partner in its sole discretion.

9.6 No Release or Waiver. Neither the provisions of, nor consummation of the transactions contemplated by, this Section 9 shall constitute a release or waiver of any claims or rights which the Partnership or any Partner may have against the Partnership or any of the Partners as a consequence of a breach of this Agreement.

9.7 Securities Laws. An Interest shall not be transferred be any manner whatsoever except in accordance with the Securities Act of 1933, as amended.

SECTION 10: RIGHT OF FIRST REFUSAL

10.1 Right of General Partner. Except as otherwise contemplated in connection with the HG Pledge Agreement and the HG Second Pledge Agreement, any Limited Partner desiring to sell, assign, or otherwise dispose of all or any part of his or her Interest (the “Outgoing Partner”) shall first deliver to the General Partner the notice required under Section 9.3 with an offer to sell to the General Partner or its Affiliate the Interest proposed to be sold at the price and on the terms of such offer. For a period of 20 days after delivery of the offer to the General Partner or its Affiliate, or until rejected by the General Partner, whichever occurs first, the Outgoing Partner may not sell his or her Interest to anyone other than to the General Partner or its Affiliate.

10.2 Right to Assign. Should the General Partner or its Affiliate fail to purchase any portion or all of the Interest offered to it pursuant to the provisions hereof, then at the expiration of the 20-day period, the Outgoing Partner shall be entitled to assign for a period of 30 days, its Interest, or any portion thereof not purchased by the General Partner or its Affiliate, to the third-party purchaser but in no event for a price less than, or upon terms more favorable than, stated in the offer under Section 10.1.

10.3 Family Transfers. This Section 10 shall not apply to a sale or transfer of any Interest to members of the transferor’s immediate family whether transferred in trust for their benefit or otherwise, or to other Partners. As used herein, the term “immediate family” means husband, wife, child, parent, brother, sister, grandchild or grandparent.

SECTION 11: DISTRIBUTIONS ON DISSOLUTION

Upon the Partnership’s dissolution, the Partnership’s business shall be immediately wound up. Any gain or loss on the disposition of Partnership property during

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the Partnership’s liquidation shall be credited or charged to the Partners in accordance with Section 5.3. Liquidating distributions except for liquidating distributions under Code Section 708(b)(l)(B) shall be only in the form of cash. Partnership assets in the course of the liquidation shall be applied and distributed in the following order:

(a) Payment to creditors of the Partnership, including Partners, in the order of priority provided by law. In the discretion of the General Partners, Reserves may be established to meet any contingent obligations or liabilities and, if and when those contingencies shall cease to exist, any remaining assets in the Reserves shall be distributed as provided in this Section 11.

(b) Distributions to the Partners shall be in accordance with positive Capital Account balances. Upon dissolution of the Partnership, after any allocations under Section 5.3 and the distributions pursuant to this subparagraph (b), the General Partner shall contribute to the capital of the Partnership its negative Capital Account balance, if any. Amounts so contributed shall be distributed to the Partners as additional liquidation proceeds pursuant to this subparagraph (b).

For purposes of distributions to Partners, Capital Account balances shall be determined after taking into account all Capital Account adjustments for the Fiscal Year in which the liquidation occurs, and payment by the Partnership with respect to these balances shall be made by the end of that Fiscal Year or, if later, within 90 days after the date of the liquidation. For this purpose, a liquidation of the Partnership shall be deemed to occur on the earlier of the date on which (i) the Partnership is terminated under Code Section 708(b)(l) or (ii) the Partnership ceases to be a going concern.

SECTION 12: MISCELLANEOUS

12.1 Power of Attorney. Each of the Persons listed on Exhibit “A” attached hereto as a limited partner is a Limited Partner of the Partnership. Each such Limited Partner does hereby irrevocably constitute and appoint HGP his true and lawful attorney, for him and in his name, place and stead and for his use and benefit to sign and acknowledge, file and record:

(i) A Certificate of Limited Partnership for the Partnership, as well as any and all amendments thereto;

(ii) The Agreement of Limited Partnership for the Partnership, as well as any and all amendments thereto;

(iii) Any certificates, instruments, and documents, including Fictitious Business Name Statements, as may be appropriate under the laws of any state or other jurisdiction in which the Partnership is going or intends to do business in connection with the use of the name of the Partnership by the Partnership;

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(iv) Any other instrument which may be required to be filed by or on behalf of the Partnership under the laws of any state or by any governmental agency;

(v) Any and all amendments of the instruments described in the preceding subparagraphs; and

(vi) Any documents which may be required to effect the continuation of the Partnership, the admission of an additional or substituted General Partner or Limited Partner, or the dissolution and termination of the Partnership.

The foregoing grant of authority: (i) is a Special Power of Attorney coupled with an interest, is irrevocable, and shall survive the death of any Limited Partner; (ii) may be exercised by the Attorney-in-Fact for each of the undersigned by a facsimile signature by the Attorney-in-Fact or by listing the names of all of the undersigned executing any instrument with a single signature of the General Partner acting as Attorney-in-Fact for all of them; and (iii) shall survive the delivery of an assignment by a Limited or General Partner of the whole or any portion of his interest in the Partnership, and any assignee or successor in interest of a Limited Partner does hereby constitute and appoint HGP his attorney in the same manner and force and for the same purposes as the assignor.

The undersigned authorizes such Attorney-in-Fact to take such further action which such Attorney-in-Fact shall consider necessary or advisable in connection with any of the foregoing, hereby gives such Attorney-in-Fact full power and authority to do and perform each and every act or thing whatsoever required or advisable to be done in and about the foregoing as fully as the undersigned might or could do if personally present, and hereby ratifies and confirms all that such Attorney-in-Fact shall lawfully do or cause to be done by virtue hereof. In the event of any conflict between the provisions of this Agreement and any document executed or filed by the General Partner pursuant to the Power of Attorney granted in this Section 13.1 this Agreement shall govern.

12.2 Headings. The headings used in this Agreement are intended principally for convenience and shall not, by themselves, determine the Partners’ rights and obligations.

12.3 Meetings. A meeting of the Partners may be called by the General Partner or by a Majority Vote of the Limited Partners on matters on which the Limited Partners may vote. The meetings shall be held at any place in Las Vegas, Nevada, which the General Partner, in its sole discretion, shall determine. Each Partner shall receive written notice of the meeting not less than 10 days nor more than 60 days before the date of the meeting. No business other than that stated in the notice may be conducted at the meeting.

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12.4 Entire Agreement. The Agreement (including its exhibits) comprises the entire understanding and agreement among the Partners and supersedes all prior and contemporaneous discussions, negotiations, agreements and communications among any of the Partners, whether oral or written, with respect to the subject matter of this Agreement.

12.5 Arbitration of Disputes. All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the breach thereof, shall be decided by arbitration in accordance with the commercial rules of the American Arbitration Association then in effect, unless the Partners involved in the dispute mutually agree otherwise. The disputing Partners each shall select their own arbitrator, both of whom shall select a third arbitrator within 15 days of their own appointment. This agreement to arbitrate, together with every other provision of this Agreement, shall be specifically enforceable under the prevailing arbitration law. The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12.7 Attorneys’ Fees. If any Partner seeks to enforce his rights under this Agreement by arbitration or otherwise, the non-prevailing party shall pay the prevailing party’s costs and expenses, including without limitation reasonable attorneys’ fees.

12.8 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all of the other provisions shall be deemed valid and enforceable to the greatest possible extent,

12.9 Terminology. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so indicates.

12.10 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when the same is (a) personally delivered, (b) deposited in the U.S. mail, certified or registered and postage prepaid, (c) deposited with Federal Express or similar overnight delivery service, or (d) transmitted by telecopier or other facsimile transmission, answerback requested, in each case addressed to the Partnership at its principal executive office or to the Partners at their respective addresses appearing on the Partnership’s books from time to time.

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Notice shall be deemed duly given upon personal delivery, if mailed, five days after mailing, if sent by overnight service one day after deposit with the service and if transmitted by telecopier, upon answer back. The foregoing addresses may be changed by notice given as provided in this Agreement. Each Limited Partner promptly shall notify the General Partner of any change in the Limited Partner’s address as it last appears on the Partnership records.

12.11 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

12.12 Further Assurances. Each Partner shall execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or desirable for the continuation of this Partnership and the achievement of its purpose. Each Individual signing this Agreement hereby personally represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of the party for whom or which he or she is signing.

12.13 Waiver. No waiver of any provision of this Agreement shall be deemed effective unless contained in a writing signed by the party against whom the waiver is sought to be enforced. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy, and no waiver of any breach or failure to perform shall be deemed a waiver of any subsequent breach or failure to perform or of any other right arising under this Agreement.

12.14 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Partners, putative Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and does not grant any rights to non-Partner creditors.

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12.15 Binding on Successors. Subject to the provisions of this Agreement concerning Assignment, the rights and obligations of the Partners under this Agreement shall inure to the benefit of, and bind their respective heirs, successors and assigns.

IN WITNESS WHEREOF, each of the Partners has executed this Agreement as of the date first written above.

GENERAL PARTNER:

Horseshoe GP, Inc., a Nevada Corporation 330 South Fourth Street Las Vegas, Nevada 39101

By:	/s/ Jack B. Binion
Jack B. Binion
Its:	President

LIMITED PARTNERS:

(signature pages follow)

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SIGNATURES AND ADDRESSES OF LIMITED PARTNERS

HORSESHOE GAMING, L.L.C.,
a Delaware limited liability company 330 South Fourth Street Las Vegas, Nevada 89101

By:	Horseshoe Gaming, Inc.
Its:	General Partner

	By:	/s/ Jack B. Binion
Jack B. Binion
	Its:	President